Exhibit 10.72
January 18, 2006
Mr. Mike S. Zafirovski
1291 North Green Bay Road
Lake Forest, Illinois 60045
Dear Mike:
This letter will confirm our discussions concerning the terms and conditions on which Nortel Networks Corporation and/or Nortel Networks Limited (collectively or individually “Nortel”) will indemnify you, net of any tax benefits received by you, for the loss of certain of your severance benefits provided for in the Motorola Separation Agreement (as defined below) by reason of your agreement to settle the legal proceeding commenced by Motorola, Inc. (“Motorola”) against you in the Circuit Court of Cook County, Illinois, County Department, Chancery Division on October 18, 2005 (the “Motorola Proceeding”) in response to your acceptance of Nortel’s offer of employment as the president and chief executive officer of Nortel.
In consideration of the foregoing, Nortel hereby agrees with you as follows:
1.	Nortel will indemnify and hold you harmless for the full amount of your Indemnifiable Losses net of any Tax Benefits (as defined below).

For the purposes of this agreement, “Indemnifiable Losses” means the $11.5 million which you paid to Motorola pursuant to the terms of the Settlement Agreement.

“Motorola Separation Agreement” means the Separation and Release Agreement between you and Motorola dated February 15, 2005.

“Settlement Agreement” means the agreement between Motorola, Nortel and you dated October 31, 2005.

2.	(a)	If Nortel is required to withhold or deduct any amount for or on account of Taxes (as defined below) from any payment to you on account of Indemnifiable Losses pursuant to Section 1 hereof, Nortel will pay to you such additional amounts (the “Additional Amounts”), net of any Tax Benefits, as may be necessary so that the net amount received by you (including the Additional Amounts) after such withholding or deduction
Gordon A.Davies
General Counsel – Corporate
and Corporate Secretary
Nortel
8200 Dixie Road Suite 100 Brampton Ontario Canada L6T 5P6 T 905.863.1144 (ESN 333) F905.863.8386
nortel.com

will not be less than the amount you would have received under Section 1 hereof if such Taxes had not been withheld or deducted, net of any Tax Benefits.
(b)	Nortel will also indemnify and hold you harmless for:
(i)	the full amount of any Taxes, net of any Tax Benefits, levied or imposed and paid by you in connection with the receipt by you of any payment on account of Indemnifiable Losses pursuant to Section 1 hereof to the extent such Taxes exceed the Additional Amounts paid to you pursuant to Section 2(a) hereof, and

(ii)	any Taxes levied or imposed and paid by you with respect to any payments made to you under clause (i) above and under this clause (ii).
(c)	For the purposes of this agreement:

“Tax Benefits” means a reduction in Taxes payable by you as a result of a deduction in computing wages or taxable income, or a credit against Taxes payable by you, to which you are entitled as a result of a payment made by you to Motorola pursuant to the terms of the Settlement Agreement in respect to the Indemnifiable Losses. For greater certainty, Tax Benefits include but are not limited to the following: i) the net reduction in taxes payable as a result of your Motorola W-2 wages being reduced by the amount of your repayment to Motorola (which was funded by Nortel), ii) the reduction in current, past or future taxes that may be created as a result of repayments you make to Nortel of other Tax Benefits (including non-operating losses created) and iii) foreign tax credits against current, future or past taxes payable, created from Canadian taxes paid by Nortel as a result of the Indemnifiable Loss reimbursement to you.

“Taxes” means all United States, Canada and other nations’ federal, provincial, state, local and foreign taxes, duties, assessments, social security taxes or governmental charges imposed or levied in respect to the relevant amounts referred to in this Section 2.
3.	Nortel further agrees to pay or reimburse you for the reasonable legal fees and expenses incurred by you in connection with the Motorola Proceeding and for the negotiation and preparation of the Settlement Agreement and this agreement, and for advice and representation since October 31, 2005 regarding your activities for Nortel under the Settlement Agreement.

4.	This agreement and the benefit of the obligations of Nortel hereunder shall inure to the benefit of you, your heirs, estate, executors and administrators and shall be binding upon Nortel’s successors and assigns.

5.	This agreement shall in all respects be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein, and all disputes, claims or matters arising out of or under it shall be governed by such laws.

6.	All dollar amounts used herein are expressed in United States dollars.
If the foregoing is acceptable, please indicate your agreement to the above terms and conditions by signing the enclosed copy of this letter and returning it to me.
Yours truly,
Nortel Networks Corporation
Nortel Networks Limited

By:	/s/ Gordon A. Davies
Gordon A. Davies
General Counsel – Corporate and
Corporate Secretary
The foregoing is accepted and agreed to by me this 26 day of January , 2006.

SIGNED AND DELIVERED in the presence of	ü ï ý ï þ

/s/ D. L. Warnock Witness		/s/ M. S. Zafirovski Mike Zafirovski